Exhibit 99.4

                              CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (the "Agreement"), is entered into as of the 24th day of January, 2002, by and between 2dobiz.com, Inc., a Nevada corporation (the "Company") with principal offices at 77 Airpark Drive, Ronkonkoma, NY 11779, and Vincent Molinari (the "Consultant"), a resident of New York, with an office address at 157 Main Street, Cold Spring Harbor, NY 11724.

                                    RECITALS

A. The Company is a registered as a public reporting company under the Securities Exchange act of 1934, and is engaged in promoting and facilitating the import from and export to the People's Republic of China ("China") of machinery, electrical and other products through the use of a proprietary Internet hub designed to service small and medium-sized business enterprises;

B. The Consultant is engaged in performing corporate and strategic consulting services and has had experience in developing business relationships between enterprises located in the U.S. and China; and

C. The Company and the Consultant desire to confirm the terms under which the Consultant has been engaged to perform services for, and is being compensated by, the Company.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth below, and based upon our prior discussions, and for good and valuable consideration, Consultant is engaged as a consultant to the Company, as follows:

     1. Engagement. The Company hereby engages the Consultant to provide the services described below, on the terms and conditions set forth in this Agreement. The period of the engagement will be for a term of one year, beginning at the effective date of the Registration Statement (as such term is defined in Section 5 hereof).

     2. Non-Exclusivity. The parties acknowledge that this engagement is not exclusive to either party. The Company shall be free to engage other consultants, and the Consultant may render services to other business, financial and commercial clients, whether during or after the term of this Agreement.

     3. Services. The Consultant shall perform the following services during the term of this Agreement:

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     (a) The Consultant will evaluate the Company's current business plan and make recommendations to the Company's management for the development and expansion of the Company's business:

     (b) The Consultant will identify and make introductions to potential strategic partners who may be interested in providing the Company with (i) marketing services, (ii) product transportation and distribution services and
(iii) products and components related to durable consumer goods;

     (c) The Consultant will identify, assess and recommend small and medium sized business enterprises as potential customers for the Company's goods and services;

     (d) The Consultant will furnish advice on various support and technical services relating to the import of goods from China and the export of U.S. products to China;

     (e) At the request of the Company and with sufficient advance notice (and subject to the payment of expenses as set forth below), the Consultant will accompany Company officers and representatives on business trips to China; and

     (f) The Consultant will make recommendations on potential mergers and acquisitions.

     4. Method of Providing Services. It is understood that the Company shall not control the manner or prescribe the method by which the services under this Agreement are to be performed by Consultant. The Consultant will perform services, and may communicate with the Company and other parties, through telephone or video conferences, personal meetings, email, correspondence and such other methods, and at such times, as Consultant may determine, subject to the reasonable convenience of the parties. The Consultant shall not be required to devote a specific or minimum number of hours to the Company's business, and shall allocate such time as is reasonably required to provide, in an effective manner, the services contemplated by this Agreement. Unless requested otherwise by the Company, the Consultant shall communicate with the Company's management through Joseph W. McDonnell, its President and Chief Executive Officer.

     5. Compensation.

     (a) In consideration of, and in full payment for, the services to be performed under this Agreement, the Company hereby agrees to issue to the Consultant, subject to the provisions of this Section 5, three hundred ninety five thousand (395,000) shares of the common stock, par value $.001 per share, of the Company (the "Shares"); provided, however, that prior to issuance of the Shares, the Company will file with the Securities and Exchange Commission a registration statement on Form S-8 covering the Shares (the "Registration Statement"). Anything contained herein to the contrary notwithstanding, the parties hereby acknowledge and agree that the

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Consultant's obligation to perform hereunder is subject to, and conditioned upon: (i) the Consultant's receipt of the Company's most recent annual report and such other reports as filed under the Securities Exchange Act of 1934, as amended, and otherwise required to be delivered to the Consultant by the Company under Rule 428 promulgated by the Commission under the Securities Act of 1933, as amended (the "428 Information"); (ii) the effectiveness of the Registration Statement; and (iii) delivery to the Consultant of stock certificates evidencing the Shares upon their issuance subsequent to the effectiveness of the Registration Statement. The Consultant shall have forty-eight (48) hours following receipt of the 428 Information during which to rescind this Agreement, rendering it null and void and without any obligations as to the parties hereto; provided, however, failure by the Consultant to respond within such 48 hour period shall be deemed an acceptance by the Consultant of this Agreement.

     6. Expenses. The Consultant will be reimbursed for any significant expenses incurred by him in the performance of services under this Agreement, including the cost of travel, food and lodging while on trips for the Company, and for specific expenditures for long-distance telephone and fax and messenger and courier usage. Reimbursement will be based on reports and receipts to be submitted by the Consultant.

     7. Representations and Covenants. The Company represents as follows, knowing the Consultant is relying thereon:

     (a) The Company is a fully reporting company registered as such under the Securities Exchange Act of 1934, and the Company has filed all reports required to be filed under such Act.

     (b) The Company has taken or will immediately take all steps necessary to cause a Registration Statement to be filed with the Securities and Exchange Commission covering the Shares.

     (c) The issuance of the Shares has been approved by the Company's Board of Directors and all requisite corporate action.

     8. Independent Contractors, etc. It is understood and agreed by the parties that both Consultant and the Company are independent contractors with respect to each other, and are not employees, agents, joint venturers or partners with respect to one another, for any purposes whatsoever.

     9. Confidential Information. As a consequence of the transactions contemplated by this Agreement, each party may obtain from the Company certain confidential and proprietary information, business plans, sales and marketing techniques, business prospects and other non-public confidential information (the "Confidential Information"). During the term of this Agreement, and for a period of two years after termination, each party agrees to keep confidential, and not disclose to any other person, all Confidential Information. The receiving party shall not disclose confidential information to third parties other than pursuant to a subpoena

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or other process of law, or with the other party's written consent, or after such Confidential Information is disseminated by someone other than the receiving party. In the event either party makes disclosure of any Confidential Information, it shall notify the other party in writing specifying in detail the nature of the disclosure, to whom made, and the basis upon which the disclosing party seeks to it justify said disclosure. The services and/or advice to be provided by Consultant hereunder shall not be disclosed to third parties not affiliated with the Company without prior written approval by the parties, which approval shall not be unreasonably withheld, except as required by law.

     10. Governing Law and Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be fully performed therein, without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising under this Agreement, or in connection with the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, each party hereby consents and irrevocably submits to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon it personally or by certified or registered mail, return receipt requested, or by Federal Express or other courier service, with the same force and effect as if personally served upon it in New York City. The parties hereto each waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of in personam jurisdiction with respect thereto.

     11. Notices. The parties agree that any notice given hereunder, shall be deemed given if mailed by registered or certified mail, return receipt requested or sent by established overnight express delivery services to the parties hereto at their respective addresses stated above.

     12. No Assignment. This Agreement, and all rights and obligations hereunder, shall be binding upon and inure to the benefit of each party's successors and may not be assigned without the written consent of each party.

     13. Miscellaneous. Any determination by any court of competent jurisdiction that any provision of this Agreement is invalid shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and shall be construed as to be valid under applicable law. No waiver by any party of any provision (or breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as waiver of any other provision (or breach of any other provision) of this Agreement.

     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter, supersedes all prior agreement, if any, and may not be amended except in writing signed by both parties.


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     In WITNESS WHEREOF, the parties have executed this Agreement as of January
24, 2002.


                                        2dobiz.com, Inc.

                                        By: /s/ Joseph W. McDonnell
                                           ---------------------------------
                                           Name:  Joseph W. McDonnell
                                           Title: President

                                        Consultant:

                                        /s/ Vincent Molinari
                                        ------------------------------------
                                        Vincent Molinari